As filed with the Securities and Exchange Commission on August 27, 2021

Registration No. 333-178670

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-178670

UNDER

THE SECURITIES ACT OF 1933

SYKES ENTERPRISES, INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

Florida (State or other jurisdiction of incorporation or organization)	56-1383460 (I.R.S. Employer Identification No.)

400 North Ashley Drive

Suite 2800

Tampa, Florida 33602

(Address of principal executive offices)

SYKES ENTERPRISES, INCORPORATED 2011 EQUITY INCENTIVE PLAN

(Full Title of the Plans)

James T. Holder

Chief Legal Officer and Corporate Secretary

400 North Ashley Drive, Suite 2800

Tampa, Florida 33602

(813) 274-1000

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Gregory C. Yadley, Esquire

Shumaker, Loop & Kendrick, LLP

101 E. Kennedy Blvd, Suite 2800

Tampa, FL 33602

Telephone: (813) 229-7600

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were registered but not sold pursuant to this registration statement.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filed	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

TERMINATION OF REGISTRATION

This Post-Effective Amendment (“Post-Effective Amendment”) is being filed to remove from registration all unsold securities of Sykes Enterprises, Incorporated, a Florida corporation (the “Company” or the “Registrant”) registered under the following Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”):

•

Registration Statement on Form S-8 (Registration No. 333-178670) filed on December 21, 2011, registering the offer and sale of 4,000,000 shares of Common Stock issuable under the Company’s 2011 Equity Incentive Plan.

Pursuant to an Agreement and Plan of Merger dated as of June 17, 2021 (the “Merger Agreement”) among the Company, Sitel Worldwide Corporation, a Delaware corporation (“Parent”), and Florida Mergersub, Inc., a Florida corporation and wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a direct wholly owned subsidiary of Parent. The Merger became effective on August 27, 2021 (the “Effective Time”).

As a result of the Merger, the Company has terminated the offering of its securities pursuant to the Registration Statement effective as of the Effective Time. In accordance with the Company’s undertaking in the Registration Statement, the Company hereby removes from registration any securities registered under the Registration Statement that remained unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, Florida, on this 27th day of August, 2021.

SYKES ENTERPRISES, INCORPORATED

By:	/s/ James T. Holder
Chief Legal Officer and Corporate Secretary